Exhibit 5.1

November 4, 2009

Board of Directors

OfficeMax Incorporated

263 Shuman Blvd.

Naperville, Illinois 60563

RE:                              OfficeMax Incorporated

Registration Statement on Form S-1

Ladies and Gentlemen:

I am the Senior Vice President, Secretary, and Associate General Counsel of OfficeMax Incorporated, a Delaware corporation (the “Company”).  In that capacity I have acted as counsel for the Company in connection with the registration for resale from time to time, in accordance with Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to a Registration Statement on Form S-1 (the “Registration Statement”) filed today with the Securities and Exchange Commission under the Securities Act,  of 8,331,722 shares of the Company’s common stock, $2.50 par value (the “Common Stock”).

As counsel for the Company, I have examined such documents, including the Registration Statement, the Restated Certificate of Incorporation, as amended to date, and Amended and Restated Bylaws, as amended to date, of the Company and certain resolutions of the Board of Directors of the Company (the “Board”) relating to issuance of the Common Stock.  I have also reviewed such questions of law as I have considered necessary and appropriate for the purposes of the opinions set forth below.

In rendering the opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to me as copies.  I have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to this opinion, I have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, and subject to the qualifications and limitations stated herein, I am of the opinion that:

1.	The Company has been duly incorporated and is a validly existing corporation under the laws of the State of Delaware.

2.

With respect to the shares of Common Stock contributed by the Company to the Master Trust, the Board has taken all necessary corporate action to approve the issuance of the shares of Common Stock and the shares of Common Stock have been duly authorized and are validly issued, fully paid and non-assessable.

My opinion expressed above is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws, and the federal laws of the United States of America, and I express no opinion as to the laws of any other jurisdiction.

I hereby consent to the inclusion of this opinion letter as an exhibit to the Registration Statement and the reference to me under the caption “Legal Matters”.  In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Susan Wagner-Fleming
Susan Wagner-Fleming
Senior Vice President, Secretary, and
Associate General Counsel